Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Rupesh Parikh – Analyst, Oppenheimer & Co., Inc.
Bob J. Labick –  Analyst, CJS Securities, Inc.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.
Linda Bolton-Weiser – Analyst, D.A. Davidson & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings. Welcome to the Helen of Troy Limited Fourth Quarter Fiscal 2021 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] I will now turn the conference over to your host, Mr. Jack Jancin, Senior Vice President, Corporate Business Development. Mr. Jancin, you may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy's fourth quarter and fiscal year 2021 earnings conference call. The agenda for the call this morning is as follows. I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on our business performance and key accomplishments, and then provide some perspective as we begin the new fiscal year. Then Mr. Brian Grass, the company's CFO, will review the financials in more detail and comments about the current trends and expectations for the upcoming fiscal year. Following this, we'll open the call to take your questions.

This conference call may contain certain forward-looking statements that are based on management's current expectations with respect to future events or financial performance. Generally, the words anticipates, beliefs, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab in the company's homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thanks, Jack. Good morning, everyone, and thank you for joining us. Today, we reported a great fourth quarter, completing an extraordinary performance in fiscal year 2021 across nearly any key measure, fiscal 2021 was the strongest in our 53-year history and an outstanding second year of our Phase II Transformation plan. We broke records operationally, financially, and on the health of our brands, driving the company past the $2 billion sales milestone, delivering outstanding operating cash flow, further expanding operating margin, and growing EPS.

Now, two years into Phase II, revenue has grown over 34%, and adjusted EPS by more than 44%. In fiscal 2021, we grew net sales by 23%, led by our eight leadership brands which collectively grew over 25% and accounted for over 81% of sales. Our digital initiatives continue to produce excellent results with online sales up approximately 32% for the year to represent approximately 26% of total sales. Our focus on international continued to bear fruit in fiscal 2021 with even faster sales growth than the company average. We delivered adjusted diluted EPS growth of over 25% for the year, which is a meaningful acceleration from the excellent growth in fiscal 2020 and our fifth consecutive year posting double-digit adjusted EPS growth.

Our business once again generated significant cash flow and we were not shy about putting it to work in key Phase II initiatives intended to power our long-term value creation flywheel. As examples, during fiscal 2021, we made strategic investment decisions such as securing a fully paid up 100-year global hair appliance license for the Revlon brand and increasing our inventory levels significantly during the year. This higher inventory puts us in a much better position to meet the elevated levels of demand and reduce the risk from supply chain disruption that's now affecting nearly all companies.

We also increased our spending on consumer-centric innovation, on digital marketing and media, on new packaging, on expanded production and distribution capacity, and on stepped up investments to direct-to- consumer, IT, key hires, ESG, and diversity, equity, and inclusion. These investments in the business and the organization helped us catch up with our rapid growth during our transformation. And many of them will help us in fiscal 2022.

During fiscal 2021, we returned capital to shareholders buying back just under 1 million shares of our stock at an average price just below $200 a share.

Turning to ESG and diversity, equity and inclusion, our goals are to further our environmental and social initiatives making us even more of an employer of choice for all associates to thrive. We also have the goal of delivering value across all stakeholder groups, including our consumers, our associates, our customers, our shareholders, and our communities.

On ESG in fiscal 2021, we implemented several initiatives related to increasing recyclability and reducing single use plastic in our packaging. We also worked with several key suppliers to increase their energy and carbon efficiency, earning recognition from one of our top customers for our role in their global supply chain climate action initiative.

We continued to implement relevant waste management programs in our operations including recycling metal waste in our distribution centers. In February, we published Helen of Troy's ESG Guiding Principles, publicly outlining our commitment to ESG and its principles. These and other multi-year efforts are now more fully reflected in external measurement systems including MSCI where we are now included in the leader category among our peers in the household durables sector and in ISS where our environmental scores are improving. Our social scores are now in the upper third, and our governance score has been best-in-class for some time. This work is ongoing. And we will provide more detail in our first ever ESG report which we expect to publish this summer.

On diversity, equity, inclusion, in fiscal 2021, we followed our public statement about Helen of Troy's strong commitment to DE&I with major internal initiatives to make our action plan strategic, impactful and enduring. To highlight a few of these actions, we conducted a company-wide unconscious bias training. We stepped up our recruiting and hiring of minority candidates with most searches now including at least one diversity candidate.

Our annual Global Senior Leadership Conference in February was centered on the theme of learning and reapplying best practices from colleagues and from industry leaders in the areas of diversity, business success, culture, engagement and coaching. We held a company-wide conversation with Reshma Saujani, founder and CEO of Girls Who Code, for International Women's Day, with the majority of our people attending.

We launched a new program for donating time and funds to diversity causes which includes adding a second paid day off for our associates to donate their time to causes of their choosing. It included financial contributions for Helen of Troy for selected charities and included a new employee donation matching program.

We take a long-term strategic approach developing our business and our organization. When it comes to investment, we continue to believe it is right to lean into our business momentum to support multiyear plans. This principle has served us well in both phases of our transformation. We believe our combination of agility and long-term thinking has been a key driver of our track record of sustained success and our actions position us well to create significant additional shareholder value over the course of the remaining three years of phase II.

As we look back on fiscal 2021, the financial performance underscores the benefits of our diversified portfolio, our unique operating structure and of the strength and resiliency of our culture and our people. The diversified nature of our portfolio provides consistency with all segments in international growing double digits.

Some categories benefited from changed consumers behavior and some of our categories posted another year of strong growth based on the timeless power of consumer-centric innovation. All of our businesses benefited from the greatly improved capability of the global shared services we have built.

Internally, we focused on the health and safety of our employees. I am very proud of the tremendous resilience and agility they demonstrated as they distinguished themselves, they distinguished our brands and distinguished our company in the face of challenge after challenge from COVID-19, whether it was our frontline workers or those working from home, whether it was in the US or abroad, we work together with even more passion to find solutions to challenges and use that signature agility to take advantage of opportunities.

We responded quickly to the need to maximize production and delivery from our factory partners in China, Mexico, and the United States to support unprecedented demand. We met the challenge to run our operations safely even as we posted new shipping records month after month. We added on the flyover slow distribution capability in record time to meet that rising demand from brick-and-mortar, DTC, and from e-commerce. Once we had the visibility to return to investment mode in the back half of the fiscal year, our teams plowed ahead with many of the initiatives that are central to our Phase II plans such as new product innovations, new marketing programs, IT initiatives, and cost savings projects.

While one might think a year of working with such intensity on the frontline or from home would tear our social fabric, I'm very pleased to report that our culture served as a strong foundation for unity and collaborative problem-solving. During the fourth quarter, we conducted a culture survey of our worldwide associates for the first time in two years. The results showed further progress on every single attribute we measure. We believe that the culture we have built since the beginning of our transformation in 2014 has become a competitive advantage for Helen of Troy in attracting, retaining, unifying, including and training the best people.

I would now like to share for – some perspective on our results in the fourth quarter. It was a great one. Despite the adverse impacts from Winter Storm Uri that brought ice, snow, and cold temperatures to much of the United States, our sales were in line with our internal expectations and the external guidance we provided in January. Net sales revenue grew over 15% and was broad-based. Our leadership brands grew at a 20% clip. The online channel continued to be a major growth driver up approximately 30% year-over-year and contributed approximately 27% of our total fourth quarter sales.

Health & Home led the way for the quarter with sales growth of 23%, even if that part of the company faced a sharp decline in the traditional cough, cold, and flu season and began to anniversary the original COVID-related spikes and thermometer demand first seen last January and February in Asia.

The biggest sales driver was continued demand for health-related Vicks, Braun, and Honeywell products. Air purifier demand continues to be very high, as consumers and institutions take steps to address indoor air quality and increasingly recognize the importance and benefits of the category as an everyday basic.

As schools and businesses reopen, and as travel gradually resumes in fiscal 2022, we have the right brands and products to meet demand amid the much greater sensitivity to indoor air quality and the heightened ongoing attention to health and hygiene that is widely expected post-COVID.

While thermometer demand has softened domestically, we see meaningful growth opportunities in our Asia Pacific markets. Our fourth quarter traditionally includes thermometer and humidifier sales related to the incidence of cough, cold and flu symptoms. But for the recent 2020 to 2021 season, lockdowns and social distancing reduced cough, cold, and flu incidents to some of the lowest levels on record.

As planned, we continue to invest behind many strategic initiatives during the quarter such as marketing campaigns and materials, new product development, direct-to-consumer, and new hires. In fiscal 2021 and especially in the fourth quarter, we invested in initiatives with strategic importance such as increasing the household penetration of air and water purifiers, encouraging filter replacement, growing our share of no-touch thermometers, and long-term awareness builds for our Honeywell, PUR and Braun products.

Health & Home continues to distinguish its brands with the consumers. We are pleased to report that our Braun franchise has recently been awarded with two coveted product design awards. Our Braun Nasal Aspirator earned a prestigious Red Dot Design Award and our No Touch Forehead Thermometer was honored with a Good Design Award. Braun No Touch Thermometer and its ergonomic design is especially sought-after for its noncontact benefits which extend well beyond COVID-19 to timeless situations such as when a parent needs to accurately measure the temperature of a sleeping child.

In our Housewares segment, fourth quarter total net sales increased by over 12%. Our Housewares portfolio mix of OXO products that excels indoors and Hydro Flask's compelling indoor and outdoor lineup provide consumers, the world over with outstanding brands and products they love and provide Helen of Troy with attractive diversification. For OXO, the excellent fourth quarter performance rounded out a brilliant fiscal 2021. The strong growth in the quarter was broad based across US brick-and-mortar, e-commerce, direct-to-consumer, and international. Explosive growth in POP containers, coffee, utensils, baking, and food storage came, in part, from the combination of the work and learn from home trend during COVID-19, and in part from the brand's unique ongoing ability to deliver quality, design excellence, and innovation for consumers.

Now 30 years into its distinguished history, the brand continues to earn additional distribution and market share. Last month, OXO was recognized by the NPD Group during their 8th Annual Home Industry Performance Award as the brands with the largest dollar share increase in the food storage category in the US for calendar year 2020. This is the fourth consecutive year in which OXO's market share gains have been honored by NPD. As we now have access to additional share data in OXO's categories in the US from NPD, we're also pleased to confirm OXO's number one overall share position.

OXO also continued its long tradition of earning prestigious awards for its outstanding design and products in fiscal 2021. In recent months, it distinguished itself with a Red Dot Award for steel POP containers, six iF Design Awards, a Green Good Design Award, and Editorial Awards from leading influential publications like Good Housekeeping for its storage products, Better Homes and Gardens in their Clean House Awards and 15 awards from The "Kitchn" in their Annual Kitchen Essentials Tool Edition. We expect much of the ground gained in fiscal 2021 to be sticky for OXO. The brand has a long track record of growth in many environments. OXO enters fiscal 2022 with increased household penetration and distribution gains, and we expect the number of people working from home to compare favorably versus pre-COVID. Consumers continue to value the safety at home even as the work and learn from home trend moderates post-COVID. OXO's current and new food storage and its prep-and-go solutions are a perfect fit for this need.

As a result of our investment in consumer-centric innovation in fiscal 2021, OXO also has an attractive slate of new products set to hit the market in fiscal 2022 and strong plans to build on its accelerating international business. Hydro Flask exceeded our expectations after the explosive growth in fiscal 2020, especially considering the lower store traffic at key retailers, the effectively no back-to-school lift, very little sports, greatly reduced social activities, and the unique fiscal 2020 trend to anniversary events such as VSCO, major distribution expansion, and certain new introductions of products. The brand continues to see significant international growth and strong DTC sales during fiscal 2021, which accelerated during the holidays. We are excited about Hydro Flask growth prospects as the world begins to reopen. Store traffic has picked up, and Hydro Flask trends have improved. We expect this trend to accelerate as vaccination rates increase and more students go back to in-person learning across the United States. We expect consumers will continue to turn to more outdoor activities as the weather improves and as people become more comfortable in group gatherings.

Hydro Flask also has a strong slate of new product offerings going to market including the limited edition Scenic Trails Collection, new lids, outdoor kitchen sets, back-to-school, and back-to-office lunch totes, and food storage products that bring more to love on top of the functional benefits of a brand, consumers already adore.

Turning to Beauty. The fourth quarter delivered total sales growth of 6%. A strong performance as we were up against a tough comparison in which the segment grew more than 23% in the same period last year. The Segment's full fiscal year annual growth was over 26% with 15 points of that coming from organic growth. Almost all of our Beauty appliance brands grew during the quarter and on a full fiscal year basis reflecting the strength of our turnaround in recent years.

Our Revlon franchise continued to grow propelled by the success of its pioneering family of one-step volumizers. Our volumizers are highly popular with consumers and continue to proliferate virally on social media. They have now accumulated more than 250,000 online reviews and an average of 4.6 stars on Amazon alone. Over 200,000 of these reviews are five-star ratings. We have expanded the franchise internationally with positive results in EMEA, Canada, and Latin America. Further expansion plans are slated for fiscal 2022.

Third-party syndicated market data shows Helen of Troy Beauty further expanded its number one position in the online channel for US hair appliances in fiscal 2021 and continues to hold a meaningful lead at more than twice the share of the nearest competitor.

Syndicated data in brick-and-mortar shows that during the latest 52 week period, we also grew our number two share position in US retail appliances. Over the course of fiscal 2021, we are now the share leader at a number of major brick-and-mortar retailers. Confirming what we are seeing in our customer point-of-sale data, Revlon's best- in-class market share growth was recently recognized by the NPD Group, winning two of their 2020 awards for the top increase in market share. The first award was for the largest dollar share increase in the personal care category for the United States, Canada, and Mexico. Our Revlon franchise also earned NPD's award for the largest dollar share increase in the hairstyling category for the United States in 2020.

Consumer centric design and innovation is a core competency in Beauty. We are proud to share that our Hot Tools Professional Black Gold One-Step Detachable Blowout Volumizer was recently honored with a good design award. It features a unique detachable head for compact travel and is equipped with Boar Tech bristles and activated charcoal that easily smooth and straighten hair.

Rounding out my comments on the business results, I would like to touch on International, which was a standout in both the fourth quarter and on a full year basis. Doubling down on international is an important strategic choice in our Phase II strategy. While the COVID trend helped lift health-related categories internationally, consumer behavior during COVID has been a headwind for many of our other businesses, making the double digit growth we delivered in all three segments for the fiscal year especially meaningful. In fact, international sales grew faster than our company average in both the quarter and in the full fiscal year. We also expanded new distribution and launched new product innovation which bodes well for fiscal 2022. Now two years into Phase II, we are ahead of the glidepath we announced in our 2019 Investor Day to create at least $100 million of incremental organic sales across these regions by the end of Phase II in fiscal 2024. International margins expanded meaningfully in fiscal 2021, making additional investment to further accelerate outside of the United States even more compelling.

As we look to fiscal 2022, we see a series of headwinds and tailwinds that are accompanied by high enough levels of variability around matters outside of our control that we are not providing guidance at this time.

Like many other companies, we face the uncertain path of the COVID-19 recovery, supply chain disruptions, and cost inflation. Even with so much change to the macro environment since we last spoke in January, we have been very busy mitigating and we still believe adjusted EPS growth in fiscal 2022 is achievable.

We see many positives. We saw a strong start to fiscal 2022 in March. Sales that carried over from February into March due to were a further help in March. April sales are also delivering strong year-over-year growth versus the lockdown period in the year-ago base. Outside of any particular month, our all-weather portfolio is well suited to serve consumers.

It includes brands such as Hydro Flask, Drybar, Revlon, and Hot Tools that were held back by consumer behavior and reduced store traffic during most of the restrictive parts of COVID. Several of our brands such as OXO and Hydro Flask benefited from higher store traffic and greater impulse buying, especially given their very prominent in-store visibility.

Our innovation investments are poised to deliver strong new product lineups. We are excited about new initiatives from institutional sales, filter replacements on the large base of new air and water purifiers sold in fiscal 2021. Excited about DTC, customization, the shift to online in a place where we've been especially active. The work done in recent months to expand our production and distribution center capacity is also serving us well.

At the macro level, consumer confidence and financial health are improving as employment, large amounts of government stimulus and vaccines work their way into consumers' lives and into the economy. Reopening of schools, offices, and travel is likely to result in more normalized cough, cold, and flu incidents that are highly correlated to sales of thermometers and humidifiers, Vicks VapoSteam, and VapoPads. It is our mission to be there for consumers when they need us most.

Finally, looking at our balance sheet, our operational capability and the caliber of our organization we have never been stronger. We have a proven, seasoned leadership team that built an exceptional culture in the organization, have significant momentum from 40% sales growth over the past three years, and are making investments in the right long-term initiatives. We have the liquidity to make further acquisition as well. We're excited about the power of these elements to drive our flywheel all across the back half of Phase II. With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and thank you for joining us. Reflecting on fiscal 2021, it was a remarkable year with the challenges and adversity, unlike I've ever seen. We faced a dynamic and uncertain environment and adapted quickly and decisively to navigate the crisis and help protect our people, our business, our shareholders, and our communities. In the first half of the year, we made choiceful and flexible adjustments to our cost structure while continuing to feed new product development and lean into opportunities to drive healthy and sustainable long-term demand. Just as the pandemic was beginning, we upsized our revolving credit facility on better terms and we also increased our cash position to maximize our financial flexibility in a volatile environment.

As we moved into the second half of the year, our strong results and diversified portfolio allowed us to lean back into all parts of our flywheel including key initiatives for Phase II of our transformation. Although our investment spending was heavily concentrated in the second half of the year, we were nevertheless able to increase for full- year growth investments by 40% year-over-year, while still expanding adjusted operating margin. We also deployed over $300 million in capital as we invested in proprietary manufacturing equipment and direct-to- consumer capabilities, further strengthen our brand portfolio and profitability with the onetime payment of $72.5 million for the use of the Revlon trademark royalty-free for the next 100 years and repurchased over $200 million of our common stock.

For the full year, we reported exceptional results with net sales growth of 22.9%, adjusted diluted EPS growth of 25.3%, and operating cash flow growth of 15.8%. We were able to grow cash flow while increasing our inventory position by $225 million to meet strong demand, mitigate supply chain disruption, and help us delay the impact of rising commodity and freight costs.

Even with the significant capital deployment and working capital investments, we enter fiscal 2022 with low leverage and significant dry powder for further acquisitions, which we have continued to aggressively pursue. We became an even better, stronger, and more nimble company as we rose to the challenges of fiscal 2021. I also believe we found the sweet spot in our growth algorithm of delivering strong results this year while reinvesting overperformance back into our businesses.

Our success in dealing with the flywheel under such extraordinary circumstances over the past year has only increased my confidence in the company's future. And I couldn't be prouder of our organization and culture.

Now, I'd like to discuss our fourth quarter results and year-end financial position before discussing fiscal 2022. We delivered consolidated net sales growth of 15.1% to $509.4 million and organic business growth to 12.2%. We achieved strong growth despite the impact of Winter Storm Uri in late February. The storm delayed and backlogged freight carriers across the country and prevented us from shipping approximately $15 million of orders from our Northern Mississippi distribution centers before the end of the quarter.

This adversely impacted our fourth quarter consolidated revenue growth by 3.4% in each of the segments by roughly similar dollar amounts. But the late shipments will be a benefit to sales growth in the first quarter of fiscal 2022.

Health & Home led the way in the fourth quarter with 23% sales growth even as it began to lap higher demand driven by the beginning of the global pandemic and above average pediatric fever in the same period last year. Housewares continued its consistent growth trend with 12.1% in the fourth quarter on top of 15% growth in the same period last year despite significantly lower store traffic to key customers such as Bed Bath and Beyond, Dick's Sporting Goods, and REI among others.

Beauty's growth decelerated compared to the first three quarters of the year due to the impact of the storm-related shipping delays in a more difficult comparison to growth of 23.1% in the fourth quarter of last year. Drybar sales for the eight-week period prior to the first anniversary of the acquisition contributed $10.4 million to sales growth and is reported in net sales revenue from the acquisition. Drybar revenue for the remaining five- week period of the quarter is reported in organic business.

Our Beauty segment continues to see strong overall demand across the brand portfolio despite soft store traffic at key customers in the professional and prestige channels. We remain encouraged by how well Beauty has done during the pandemic and are excited about its further growth opportunities as the world reopens.

We drove meaningful gross profit margin expansion of 1.7 percentage points as we continue to benefit from favorable product mix within Organic Beauty, Health & Home, and Drybar. These factors helped us offset less favorable product mix in Housewares and higher inbound freight expense.

Our SG&A ratio increased 4.3 percentage points to 38.7% as we continue to catch up on human capital spending, make planned growth investments deferred from the first half of the year, and make incremental strategic investments originally planned for fiscal 2022 or later. This contributed to a year-over-year increase in growth investments of over 80% in the fourth quarter, largely in line with our expectations. We chose to make selected long-term growth and infrastructure investments that we believe have set us up for success in fiscal 2022 and beyond, while also taking advantage of short-term demand creation opportunities. Our SG&A ratio was also adversely impacted by higher outbound freight and distribution expense, higher incentive compensation expense, and higher legal, patent defense and other professional fees.

GAAP operating income was $24.5 million or 4.8% of net sales, compared to an operating loss of $2.7 million or 0.6% of net sales in the same period last year.

On an adjusted basis, consolidated operating margin was 8.4% compared to 12.2% in the same period last year. The 3.8 percentage point decrease in adjusted operating margin was driven by the increase in growth investments particularly in the Health & Home segment, higher freight and distribution expense, and higher incentive compensation expense, partially offset by operating leverage and gross profit margin expansion.

Moving on to taxes, income tax benefit as a percentage of income before tax was 2.7% compared to income tax benefit as a percentage of loss before tax of 48.1%. Year-over-year change was primarily due to the comparative impacts of tax benefits recognized on impairment charges recorded in both periods. Net income was $22.2 million or $0.90 per diluted share, compared to a net loss of $3.2 million or $0.13 per diluted share in the prior year. The non-GAAP adjusted income decreased 19% to $38.8 million or $1.57 per diluted share. This includes an estimated adverse impact from Winter Storm Uri of approximately $0.20 per share.

Now, moving on to our financial position and liquidity. We grew operating cash flow by 15.8% to $314.1 million while increasing inventory by $225 million year-over-year. As mentioned earlier in my remarks, the inventory build was largely a strategic choice to meet strong demand, mitigate continued supply chain disruption, delay the impact of current and expected future commodity and freight cost increases, and help reduce our exposure to the potential inflationary cycle as we work on further cost mitigation efforts and finalize our pricing strategies.

Total short and long term debt was $343.6 million compared to $339.3 million. This is the sequential decrease from $440.4 million at the end of the third quarter despite the cash outflow of $72.5 million for the Revlon license, reflecting strong cash flow in the quarter and our decision to hold less safety-net cash.

Our leverage ratio as defined in our debt agreements was 1 times, compared to 1.2 times at the same time last year and 1.3 times at the end of the third quarter. Our net leverage ratio which nets our cash and cash equivalents with our outstanding debt was 0.9 times at the end of the fourth quarter compared to 0.8 times at the end of the third quarter, largely due to the cash outflow for the Revlon license.

Fiscal 2021 was an extraordinary year in which we grew revenue just under 23% and increased our growth investments by 40% while expanded – expanding adjusted operating margin and growing adjusted EPS by over 25%. This strength allowed us to accelerate investments into fiscal 2021 that would have otherwise occurred in fiscal 2022 or later, giving us the momentum of that spend behind the business and much more flexibility in managing our investment choices and our earnings growth strategy for fiscal 2022.

Even with the elevated base the fiscal 2021 and newly emerging cost increases, we remain committed to our long term growth targets of average annual organic net sales growth of 2.5% to 3.5%, and average annual adjusted EPS growth of at least 8% over the remainder of Phase II.

Looking to fiscal 2022 specifically, as we noted in today's earnings release, we are deferring our formal outlook for the fiscal year due to high levels of uncertainty surrounding the COVID-19 pandemic and presumed recovery, as well as ongoing disruption in global supply chains and volatility in the cost and availability of commodities, freight, and other resources. We expect to return to our historic practice of providing an annual outlook once there's less variability. I will however make some broad comments about current trends and expectations for the year.

Demand remains strong in several of our key categories especially within the Housewares and Beauty segments. We do expect demand to moderate in several Health & Home categories as we continue to lap the extraordinary growth of 30% in fiscal 2021. We expect categories that were adversely impacted by stay-at-home mandates and retail store closures to benefit from a gradual reopening of schools and communities as vaccination rates increase. Anticipating the timing and pace of recovery is challenging given the uneven rate of vaccinations, uncertainty regarding vaccine duration and effectiveness, and further outbreaks and variants across the world.

Adding to this uncertainty, are global supply chain disruptions and industry-wide volatility in the cost and availability of commodities, processors, and freight. The Chinese RMB has also appreciated near five-year highs, which increases the US dollar cost of labor and raw materials to our suppliers. Surges in demand for certain products and shifts in shopping patterns related to COVID-19 as well as other factors have strained the global freight network resulting in higher cost, less capacity, and longer lead times. More recently, elevated demand for Chinese imports has caused shipment receiving and unloading backlog at many US ports that have been unable to keep pace with unprecedented inbound container volume. This situation has been further compounded by COVID-19 illness and protocols at many port locations. Due to the backlog and increasing trade imbalance with China, many shipping containers are not being shipped back to China or being shipped back empty, which impacts both availability and cost. As a result, the market costs of inbound freight has increased several fold compared to calendar year 2020 averages.

Although we have secured contracts at below current market rates, it is uncertain how much we will be able to leverage our contracted rates due to supply constraints. All of this has an impact on our ability to forecast our costs and could impact our ability to meet demand if it worsens.

In order to adjust to the volatile and uncertain environment, the company has implemented a number of mitigation and cost reduction measures that will remain in place until there's greater certainty and less variability. You've likely seen other consumer companies disclose their intentions to increase prices recently and inflation related concerns are debated daily in the market. While we have not yet made all our pricing decisions, price increases are being considered along with a variety of cost mitigation and reduction strategies.

We believe we are in a good position to navigate the uncertainty and volatility relative to the broader consumer peer set with a healthy inventory position and the momentum from investment spending in fiscal 2021 that does not need to occur in fiscal 2022. We believe we have a lot of flexibility to make spending choices, put our balance sheet to work, and take pricing action as we navigate the year. Our goal is to strike the right balance in our earnings growth formula as we've done for the last several years.

Netting down the impact of somewhat unusual and lumpy revenue and spending patterns in fiscal 2021 against our expectations for fiscal 2022, we would expect to see easier adjusted EPS comparisons in the first and fourth quarters with more difficult comparisons in the second and third quarters. We continue to believe that adjusted EPS growth is achievable for the full fiscal 2022, but variability from the many moving parts in the macro environment and its impact on the range of potential outcomes, as well as our choices during the year is keeping us from providing a more formal outlook at this time.

We expect our tax rate to be in the range of 11% to 12%, which incorporates the previously disclosed adverse impact of 1.5 to 2 percentage points due to changes in tax law impacting our Macau sourcing operation. Additionally, although the tax plan outlined by the Biden administration does not have enough detail to fully assess, the broad strokes of the plan are largely as we expected, and we'll make some comments based on our initial interpretations and areas of uncertainty. Although there is a proposed increase to the US corporate tax rate, we are less impacted by these changes due to our lower amount of income subject to tax in the US, which is generally 20% to 25% of our worldwide income before tax. We do not expect Biden's plan to impose a 21% minimum tax on US companies' foreign income to have a meaningful impact on our consolidated tax expense, because many of our foreign subsidiaries are not directly or indirectly owned by a US parent and are not subject to US taxation.

Although Treasury Secretary Janet Yellen's remarks for a global minimum corporate tax rate signal support of Pillar 2 of the OECD's ongoing work to implement a global minimum tax. It is too early to assess the impact that the Biden plan will have on OECD's efforts. We know OECD might successfully implement a global minimum tax or what that tax rate might be.

We do not expect any proposed changes to global intangible low-taxed income, often referred to as GILTI, to have a meaningful impact our consolidated tax expense, as many of our foreign subsidiaries are not subject to GILTI or US taxation. At this stage, it is still unclear what laws will be passed and in what form, as well as when they will take effect. But nevertheless, we are not expecting a meaningful impact from legislation changes in fiscal 2022. We will continue to assess the impact as proposed legislation is considered and keep you updated.

We are planning for capital asset expenditures of between $100 million to $125 million, which includes construction and equipment expenditures related to a new 2 million square foot distribution facility with state-of- the-art automation and direct-to-consumer fulfillment capabilities.

Finally, an update on the process to divest our global mass market Personal Care business. We entered into exclusive negotiations with the selected bidder at the end of February and have largely agreed to the broader terms. We're now working through the detailed negotiation of the various agreements and complexities needed to complete the transaction. We hope to have more to announce very soon.

In closing, we are proud of our accomplishments in fiscal 2021, which showcased the benefits of our all-weather portfolio, a strong balance sheet and our scalable operating platform, all supported by an extraordinary team of associates. We look forward to building upon our unique platform as we leverage the more lasting trends that emerged from COVID-19 and the beneficial trends of a return to normal to help drive a long-term algorithm and deliver continued value for our consumers, associates, customers, communities, and shareholders during Phase II of our transformation. And with that, I'd like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question is from Rupesh Parikh with Oppenheimer & Company. Please proceed with your question.

<Q - Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. So, I guess, the first area I want to start with – start out with is Health & Home. So, the margins were much weaker than we expected. So, I was just hoping you can provide some more color there. And just any way to think about the right sustainable level of margins, I guess, going forward for that segment.

<A - Brian L. Grass - Helen of Troy Ltd.>: Yeah. This is Brian. I'm not sure – we tried to be as clear as we could when we talked about margins in the fourth quarter, and we specifically called out that Health & Home would be the most compressed. So, maybe it's the extent of the compression that you're referring to. But I think in our prior comments, we pointed to this. And as we said – as I said in my prepared remarks, our spending was largely in line with expectations. So, I would say, there's really not a surprise there from our prospection – our perspective. It was all intentional. And we have a lot of things we were trying to accomplish in terms of long-term brand awareness and, you know, making investments in assets that we could use in the long term.

I'll also point out that there were other margin compression factors in that segment such as higher incentive compensation expense and industry-wide increases in freight expense. So, there's several moving parts there, but I would say most – all of them were in line with our expectations. And it's just a quarterly thing that you see in the fourth quarter. And long term, we believe Health & Home's margins are more than sustainable. They should be flat to up next year. But there's again a lot of moving parts next year with respect to potential cost inflation and then how do we respond to that cost inflation via price increases or cost mitigation efforts. So, Health & Home's margins are clearly sustainable, and this is just quarterly compression.

<Q - Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. Great. That's actually very helpful. And then I guess maybe a question for Julien. So, your core Beauty growth did slow sequentially. And obviously, Q3 was an amazing performance. Just any more color there in terms of what drove that moderation sequentially within that – within the Beauty segment.

<A - Brian L. Grass - Helen of Troy Ltd.>: Again, this was a choice making on our part to set ourselves up for success. And we again tried to point to it in our previous remarks that we were going to take advantage of opportunities to spend into the strength of fiscal 2021 to set us up for fiscal year 2022. They also have some of the other margin compression factors such as higher incentive compensation expense and higher freight expense impacting their margins. Again, we've implemented cost mitigation strategies and initiatives to help offset the higher costs, and we're exploring price increases for next year. So, we've got a lot of levers we can pull, and we're sizing all of those up, some of them are in place and some of them will be acted on shortly.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Rupesh, let me build a little bit there. The specific answer your question is that the base grew 23% year over – a year ago. So, growing over that base organically means that we're anniversarying a 23% increase. I know pretty much everyone on the call is having the question of, can Helen of Troy anniversary a 23% growth on a total company basis in fiscal 2022.

You look at this test on Beauty and the answer turns out to be 6% for the fourth quarter. And if you look at the specific base in the fourth quarter of a year ago, what you'll see is that the volumizer franchise started to grow very rapidly in that quarter. And then you look at this quarter and see it continuing to grow on top of that. I think it speaks very loudly.

And remember, in the last year quarter comparative period there was no or extremely little COVID. In this year's fourth quarter, there was plenty of COVID. So, think of all the reduced store traffic, all the women not traveling, social events, office, etcetera. So, to put growth on top of that speed in a meaningfully different environment I speak – think speaks to the strength of the volumizer franchise not its deceleration.

And then, if you talk about market share, you heard quite a lot in my remarks on the subject of market share, we grew mightily during fiscal 2021, including in the fourth quarter. And if you put the last comment on that, is Storm Uri, we had our hands tied behind our back in the last eight days or so, or middle of eight days of February because of the storm. And we grew right over that too. So, I'll defend that one left and right.

<A - Brian L. Grass - Helen of Troy Ltd.>: Rupesh, sorry, I've misunderstood the question that it was on margins, not revenue. Julien – agree with everything Julien said, and sorry for the confusion.

<Q - Rupesh Parikh – Oppenheimer & Co., Inc.>: That's okay. And one last quick one, just since we've gotten a lot of questions on this, so inventory did increase pretty significantly. And you guys did telegraph that in the prior quarter's expected increase. So I've been getting questions in terms of as we look at the inventory increase, any color you can share in terms of what categories drove that increase? And then what are you guys – what would you guys consider, what's like the excess amount of inventory you have versus what you'd normally like to keep if you didn't have all this risk out there related to COVID?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Let me start on this one. We generally target three to four turns of inventory a year. So if you take the size of the company, and do the math of that, you'll get the answer to what is – what starts to constitute excess.

And in the subject of turns, watch out a little bit for seasonality where there's some parts of the year when we sell quite a bit more stuff than in other parts of the year. And some of that is seasonal by category. So, it matters a lot which category and which time of year.

On the topic of adding more inventory, it was a strategic choice. We were also a bit lucky frankly that that choice happened right at a time when we very quickly realized that the supply constraints were getting tight. So, the strategic choice part was we were too lean on inventory for much of fiscal 2021 as we were selling through much faster than we were able to replenish. And it made us have more out of stocks than we would like certainly than our customers would like, it's not good for the shelf. It's not good for giving competitors too much opportunity. It's not good for market share. All these things are bad about not having enough inventory.

We caught up during the course of fiscal 2021, and then at the end of fiscal 2021 made a strategic choice to A, bring in more inventory on certain categories such as the ones in Health & Home where tariff exclusions were set to expire at the end of December 31, 2021 and we wanted to bring in more product ahead of those tariff exclusions. Very good for cost of goods for obvious reasons with margins, and then in the case of the other categories, more than catching up and being ready.

You asked about volumizers in Q1 of the year ago period. We had very little inventory. We weren't able to meet a lot of the very big surge in demand. We're no longer in that situation. So, you can see that it helps. And then the luckier part was that the timing of that was just before some of the heavy supply chain disruptions were becoming big. And then as those emerged, we were not shy during Q4 to ramp up our inventory even further than we were planning to because we knew that the disruptions were starting to emerge.

So, there's some perspective on inventory. In terms of the amount of inventory we have, I'd say it's a strategic advantage at this point. A lot of companies were hit by supply chain constraints, but not as many of them are coming into their fiscal year with the improved inventory situation that I just described. So, to have that kind of buffer in this environment, thank goodness would be my comment.

<A - Brian L. Grass - Helen of Troy Ltd.>: Yeah. Rupesh, I agree with everything Julien said and especially the last part. I don't think we have any real excess inventory and no concerns about the health of the inventory at all. In this environment, I think we have the right level of inventory, but yet I do think we can come down and operate more efficiently in a more stable ready steady state environment. So, I think we're perfectly positioned. No concerns on inventory. In fact, I agree with Julien that it's a strength.

<Q - Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. Great. Thank you for all the color, really helpful.

Operator: Thank you. Our next question is from Bob Labick with CJS Securities. Please limit to one question and return to the queue for any follow-up questions. Bob, please proceed with your question.

<Q - Bob J. Labick –  CJS Securities, Inc.>: Thank you. Good morning, and congratulations on excellent operations and execution and obviously a very difficult environment.

<A - Brian L. Grass - Helen of Troy Ltd..>: Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Hi, Bob. Nice to talk to you.

<Q - Bob J. Labick –  CJS Securities, Inc.>: How are you?

<A - Brian L. Grass - Helen of Troy Ltd.>: Thanks.

<Q - Bob J. Labick –  CJS Securities, Inc.>: Good. Good. Absolutely, yeah.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: [ph] We're fine (00:53:27).

<Q - Bob J. Labick –  CJS Securities, Inc.>: I wanted to start with one of the comments Brian kind of made at the end and ended there with a new 2 million square foot distribution center for director-to-consumer, etcetera. And, you know, some capital investment behind it. So, maybe you could talk a little more about that. How long will this take to, you know, build out when – and what are the benefits that you expect to get when it's done which brands will be in it? Just how should we think about this expanded distribution center and capacity?

<A - Brian L. Grass - Helen of Troy Ltd..>: Well, it's being built and designed specifically for the OXO business both Housewares and – sorry, both Hydro Flask and OXO. And as we said, it will have state-of-the-art automation and direct to consumer capabilities. So, it's very exciting for us. It allows us to really kind of expand our distribution footprint and it – you know, it solves distribution needs for the Housewares business but also for the other businesses and some of them are combined in the same distribution center as Housewares currently and really allows us to tailor each distribution center for each business segments' needs. And so, we're very excited about it. It's been delayed, that the initial steps of it have been a little bit delayed versus our original expectations. But it should be about 18 months when we're operating out of facility. And the facility also allows us to put in a lot of new software and enhancements and technology to get all that running smoothly and then be able to roll that out to the rest of the organization as well. So, we're very excited about it and looking forward to getting it going.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. And while the facility is dedicated to Housewares, the implication of moving Housewares out of one of our other facilities has very positive implications on the ability to reconfigure those for the larger businesses that we have and to re-optimize those older facilities to pick up some pretty significant efficiency grant – gains that have been constrained by us being a bit too crammed in and having to – call it dumb down the best possible configurations to accommodate the different kinds of business.

So, think of OXO specifically with a big conveyor belt that is designed to pick, pack and ship highly customized orders, think of the work – the big machines that we've described in the past like Fast was one and Furious was the other, to handle the greatly increased number of DTC orders that we now fulfill on an automated basis, and then think of the ability to handle seasonality. So, it affects the whole footprint in an efficient way.

And the last point is, we're just bigger. This company, as I've mentioned in my prepared remarks, is 40% bigger than it was four years ago. And at a certain point when you're still living in a three-bedroom house, but you got 40% more kids, you need another bedroom.

<Q - Bob J. Labick –  CJS Securities, Inc.>: Got it. Great. And then just following up on that, I think even with the spend, the balance sheet will be approaching net cash position by the end of next year if you don't do something else. So could you talk about...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Bob J. Labick –  CJS Securities, Inc.>: Brian mentioned M&A, uses of capital, because you're getting – you have too much cash. So how are you thinking about?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Yeah. High quality problem. Helen of Troy is a cash flow machine. We're super focused on it and proud of it. And as I said in my prepared remarks, we're not shy about putting it to work in the flywheel. So, to be able to do deals like we talked about, whether it was the Revlon deal, or the share buyback last year is an example within the last 12 months, Drybar only 14 months ago, and that's more than $0.5 billion worth of stuff. And it's – all that stuff is off the books – sorry, off the debt rolls already. So, that's cash generation right there. In terms of what to do with it and if we finish the sale on personal care, which is our expectation, as we mentioned in our prepared remarks, then more cash there. So, the intention is to put it to work, and our capital deployment strategy couldn't be clearer. Number one is M&A. We're on the hunt. We see some good prospects. And we'd like to add more pearls to our string. There's even a tuck-in or two along the way that could be right for us. So, put it into making our machine have a little bit more mass to it and gathering the momentum of the flywheel.

The second use can be opportunistic buyback, which we've done from time to time. And then even from time to time, we analyze the benefits of a dividend. We've done that more than once over the years and so far, come to the conclusion to go down the capital strategy that we're in. So, lots of flexibility, and we're keenly aware that our balance sheet is airtight and looking for the right use of that cash in a responsible way.

<A - Brian L. Grass - Helen of Troy Ltd.>: Well, Bob, I'd just add that we can't give you specifics, but we've got three attractive acquisition targets that we're taking a look at of various sizes. So, we're excited about that, and we'll see how that plays out.

<Q - Bob J. Labick –  CJS Securities, Inc.>: Super. Thank you so much.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Thanks.

Operator: Thank you. Our next question is from Steve Marotta with C.L. King. Please proceed with your question.

<Q - Steven L. Marotta – C.L. King & Associates, Inc.>: Good morning, Julien, Brian and Jack. Actually, I have one very quick question and then one a little bit more in-depth. Based on commentary regarding March and April, it sounds like quarter to-date sales are positive, is that accurate?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yes. Yes. We had a very strong March and we're very pleased with our situation in the beginning of the year. People might get the impression of that's because of the Uri revenue that spilled from February into March. That just is gravy on top. So, we just had a good March and then Uri actually ended up helping March further.

Brian talked about that $0.20 of bottom line impact in February that would have been in the results that we just reported today. So, we just reported $11.65, that $0.20 that is not included in that number is added on top for March.

And then, April we're at the end of the month and we like very much where we are on the sales front. We're right on track with where we expect it to be. The balance of the portfolio is working once again in our favor. So, we like this and then we'll see how the rest of the quarter plays out. I wish we could say great. Now, we can see the whole year, but there's just too much variability to just say, well good, eight weeks in let's give a rock solid guidance.

<Q - Steven L. Marotta – C.L. King & Associates, Inc.>: Understandable and helpful. Julien, maybe you can comment a little bit on institutional sales, the opportunities there in the more obvious brands, maybe some opportunities in less obvious brands, and the potential impact in the current fiscal year?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. I'm glad you asked about this. People asked about it a lot last year because I think they were wondering more about all those hotels and airlines and stores and things that wanted to check people's temperature or have an air purifier. I think what's really happened here is there is a new normal in a lot of institutions. Think of schools, universities, and secondary schools where I don't think people would dream, especially these days of not having an air purifier available for their students or their teachers. Think of hotels where humidifiers, air purifiers, water purifiers, and thermometers, you know, this stuff was secondary equipment and not top of mind like the post 9/11 era where there's just been, what, 20 years of heightened awareness to security and all the products that go with the ability to provide security. So, think of cameras and surveillance and things like this. This is a new normal. So, we think the institutional market is sticky and sticky beyond COVID.

We've now hired in this area; we've had some success. We have prospects in our fiscal 2022 budget, and we like it during the tail of COVID, during the whole reopening period. It's a good reopening play because if you want to reopen, you've got to do it safe. And then post-COVID, the stickiness that I'm trying to suggest we think is real and that's what the institutional customers are telling us.

We're also working on institutional products that are specific just for the institutional market. So, think of connected devices and certain types of filter change indicators that are wired to a central system, more Internet of Things. These things are a bit beefier that may not be relevant for a home environment but are relevant for an institutional environment. So, we like it.

And as for which categories, you know, there's the obvious ones, like the ones I mentioned. But it's possible that the institutional markets, like the security comment are just a little more woken up on the everyday essentiality of these types of categories as opposed to the, uh-oh, my customers won't come back unless I do more of this right now because COVID is all anybody talks about.

<Q - Steven L. Marotta – C.L. King & Associates, Inc.>: Terrifically helpful. Thank you. I'll take the balance of my questions offline.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Sure.

Operator: Thank you. Our final question is from Linda Bolton-Weiser with D.A. Davidson. Please proceed with your question.

<Q - Linda Bolton-Weiser – D.A. Davidson & Co.>: Hi. My questions are on the Beauty segment. I was just wondering. It sounds like you maybe feel like Beauty organic sales can grow in FY 2022. So, I'm wondering on the appliance side, are you seeing – do you have plans for like another major innovation on the order of the one-step volumizer or do you just see continuing strength of that volumizer franchise?

And then on the Drybar side of it, obviously, that business will benefit as we – as the everything reopens. But have you been able to do any work yet on expanding the Drybar distribution for the products? Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Hi, Linda, and thanks for the questions. So, Beauty grew despite COVID not because of it. So, there's just good prospects going on the other side of this. And even right now, you've heard my remarks to Rupesh about the strength of the fourth quarter despite the 6% year-over-year growth. And so, we're in a good situation.

Innovation has been the core of Beauty's turnaround over the last couple of years. For those on this call that have been following us for a long time, they remember the days when Beauty was not as consumer centric and not able to grow its appliance business. The volumizer is not the only driver of that. It's just the biggest one. What really happened was we got woken up on the power of consumer centric innovation in Beauty and then started to come out with a whole bunch of products.

So, for example, there's a new set of copper tong straightening irons. I think we've shown them to you in the past, Linda. That have just done very well. Our market share in the straightening iron segment of the Beauty category, which has nothing to do with volumizers has also increased. And in the case of curling irons, we're the reigning kings of the salon curling iron business with the gold Hot Tools curling iron. So, innovation in those areas is helping us a ton. Then you take volumizers, we're well past the original boom of volumizers and three and four generations in with a proliferation of volumizer spinoffs that are making a very big difference. We think we've created a new subsegment to the category entirely. There are two or three other – I don't know if they're gangbuster innovations of that same level, but they're very meaningful to consumers. We know it from our testing. We know it from our insights. And then on Drybar, we're now extending many of those innovations into Drybar to drive its business at the higher end in prestige so we can capture the good, better, and best of the market. So, those will be on volumizer. From volumizer itself, you might think, oh, this trend is going to slow. We do see growth prospects for Beauty during fiscal 2021 with the tailwind from things reopening and also from further international expansion and not just volumizer.

On your Drybar question, we are expanding distribution of Drybar, which does help us, and we're also working on international for Drybar. And that said, there is a whole another play on Drybar, which is the salons are reopening. So, as salons reopen, there's just more of everything to do with hair including blowouts. And the Drybar salons, while they're actually not that big a part of the sales for Drybar, they are a big part of the brand experience and people having a demonstration of those products in use at the hands of a professional stylist on their own hair, which makes them purchase later either online or in a Nordstrom or Sephora for something else.

In terms of specific distribution, Amazon and Macy's are two specific examples in the United States where we've just built new distribution and are very pleased with the sell-through that we've had so far.

<A - Brian L. Grass - Helen of Troy Ltd.>: Linda, it's Brian. Just a little build on Drybar for me If you talk to the people that came with the acquisition, they're saying that the new products development and the innovation slated for fiscal 2022 is the best that they've ever seen. So, hopefully, we brought something to the table and then they helped build on what they created. But they think the new product development line up in the innovation is better than ever in Drybar. So, we're very excited about the prospect for us.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: And not just on the tools, but also on the liquids. I think, wow, that's less of our sweet spot. And that said, take the liquid glass product as an example. It was developed on our watch by that team and it's become a bestseller.

<Q - Linda Bolton-Weiser – D.A. Davidson & Co.>: Great. Thank you very much.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You bet, Linda.

Operator: Thank you. Ladies and gentlemen, we have reached the end of the question-and-answer session and I will now turn the call over to management for closing remarks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Thank you, operator, and thanks, everybody, for joining us today. We just have a terrific quarter. We've had the best year in our history and that was after last year, which was the best year in our history. So, we are very pleased. We're coming into fiscal 2022 with tremendous momentum, both on the business and the organization. Tons of things to balance and we're very happy to talk to you offline on that.

We very much like where we're headed for the entire back half of Phase II and we think the best is yet to come for Helen of Troy. So, we appreciate your continued interest and support, and we look forward to speaking many – with many of you in the coming days and also the coming weeks. Thank you very much and have a great day.

Operator: This concludes today's teleconference, and you may disconnect your lines at this time. We thank you for your participation and have a great day.